Exhibit 4.4

                    THIRD AMENDMENT TO THE RIGHTS AGREEMENT

     THIS THIRD AMENDMENT TO THE RIGHTS AGREEMENT ("Amendment"), dated as of June 6, 2002, is made by and among American Water Works Company, Inc., a Delaware corporation (the "Company"), Fleet National Bank (formerly known as BankBoston N.A.), a national banking association, as Rights Agent and EquiServe Trust Company, N.A., as successor Rights Agent.

                                  Background

     A. The Company and Fleet National Bank entered into a Rights Agreement, dated as of February 18, 1999, as amended by the First Amendment to the Rights Agreement, dated as of June 1, 2000, as amended by the Second Amendment dated as of September 16, 2001 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

     B. Fleet National Bank has tendered its resignation as Rights Agent. The Company desires to appoint EquiServe Trust Company, N.A. as successor Rights Agent, and EquiServe Trust Company, N.A. desires to accept said appointment as successor Rights Agent.

     C. Section 21 of the Agreement provides, in relevant part, that the successor Rights Agent must have at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. The parties desire to amend Section 21 to provide that the successor Rights Agent and its affiliates must have at the time of its appointment a combined capital and surplus of at least $100 million.

     D. The Executive Committee of the Board of Directors of the Company, after due inquiry and consideration, has determined that an amendment to the Rights Agreement as set forth herein is advisable and in the best interests of the Company and its stockholders.

     E. Pursuant to Section 27 of the Agreement, the Company has directed the Rights Agent to join this Amendment.

                                     Terms

     In consideration of the mutual covenants contained herein and in the Agreement and intending to be legally bound hereby, the parties agree as follow:

     1. Amendment of Section 21. Section 21 of the Agreement is hereby amended and restated in its entirety as follows:

          "Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or
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     any successor Rights Agent upon 30 days' notice in writing mailed to the
     Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice with the predecessor Rights Agent and each transfer agent of the Common Shares and mail a notice thereof in writing to the holders of record of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

     2. Appointment of Successor Rights Agent. The Company hereby appoints EquiServe Trust Company, N.A. as successor Rights Agent under the Agreement, and EquiServe Trust Company, N.A. hereby accepts said appointment as Rights Agent under the Agreement.

     3. Other Provisions Unaffected. Except as expressly modified herein, all arrangements, agreements, terms, conditions and provisions of the Agreement remain in full force and effect, and this Amendment and the Agreement, as hereby modified, shall constitute one and the same instrument.

     4. Miscellaneous.

     a. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     b. Governing Law. This Amendment, the Agreement, each Right and each
Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     c. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Amendment, the Agreement, generally, and the transactions contemplated hereunder and/or thereunder.

     d. Entire Agreement. This Amendment and the Agreement, and all of the provisions hereof and/or thereof, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them.



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     IN WITNESS WHEREOF, the Parties have executed this Third Amendment to the
Rights Agreement as the date first set forth above.



Attest:                             AMERICAN WATER WORKS COMPANY, INC.

By:  /s/ W. Timothy Pohl          By:   /s/ J. James Barr
     -------------------                -----------------
     W. Timothy Pohl                    J. James Barr
     General Counsel and Secretary      President and Chief Executive Officer

Attest:                             FLEET NATIONAL BANK

By:  /s/ Erika Illingworth         By:  /s/ Joshua P. McGinn
     ---------------------              --------------------
     Erika Illingworth                  Joshua P. McGinn
     Account Manager                    Senior Account Manager

Attest:                             EQUISERVE TRUST COMPANY, N.A.

By:  /s/ Erika Illingworth        By:   /s/ Joshua P. McGinn
     ---------------------              --------------------
     Erika Illingworth                  Joshua P. McGinn
     Account Manager                    Senior Account Manager